EXHIBIT 4

                              ARTICLES OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            BFC FINANCIAL CORPORATION

The Amended and Restated Articles of Incorporation of BFC FINANCIAL CORPORATION, a Florida corporation (the "Corporation"), are hereby amended pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act as follows:

1. Section 3 of Article V shall be deleted in its entirety and amended to read as follows:

     Section 3. Voting. Except as provided in this Article V (or in any supplementary sections thereto), all rights to vote and all voting power (including, without limitation, the right to elect directors) shall be vested exclusively in the holders of Class A Common Stock and the holders of Class B Common Stock, voting together without regard to class.

     (a) Class A Common Stock. On all matters presented for a vote of shareholders, holders of Class A Common Stock shall be entitled to one vote for each share held. Until the total number of outstanding shares of Class B Common Stock shall first fall below 1,800,000 shares (an "Initial Trigger Event"), the Class A Common Stock shall possess in the aggregate 22.0% of the total voting power of the Common Stock (as adjusted pursuant to clause (ii) of subparagraph (b) below, the "Class A Percentage").

     (b)  Class B  Common  Stock.

          (i) On all matters presented for a vote of shareholders, holders of Class B Common Stock shall be entitled to a number of votes (which may be or include a fraction of a vote) for each share of Class B Common Stock held equal to the quotient derived by dividing (1) the number equal to (x) the total number of shares of Class A Common Stock outstanding on the relevant record date divided by the Class A Percentage less (y) the total number of shares of Class A Common Stock outstanding on such record date by
               (2) the total number of shares of Class B Common Stock outstanding on such record date.

          (ii) Until the occurrence of an Initial Trigger Event the Class B Common Stock shall possess in the aggregate 78.0% of the total voting power of the Common Stock (as adjusted pursuant to clause
               (ii) below, the "Class B Percentage"). From and after the occurrence of an Initial Trigger Event, the Class A Percentage shall be increased and the Class B Percentage shall be decreased based on the number of shares of Class B Common Stock then issued and outstanding as follows:

               (1) if on the record date for any matter to be voted upon the number of outstanding shares of Class B Common Stock is less than 1,800,000 but greater than 1,400,000 then the Class A Percentage shall thereafter be equal to 40.0% and the Class B Percentage shall thereafter be equal to 60.0%, in each case until further adjusted in accordance herewith; and

               (2) if on the record date for any matter to be voted upon the number of outstanding shares of Class B Common Stock is less than 1,400,000 then the Class A Percentage shall thereafter be equal to 53.0% and the Class B Percentage shall thereafter be equal to 47.0%.

          (iii)Notwithstanding the foregoing nor anything else herein to the contrary: (1) at no time shall the Class B Percentage be increased or the Class A Percentage reduced as a result of a change in the number of shares of Class B Common Stock outstanding other than through the operation of subparagraph (e) below, and (2) the Class A Percentage shall never be greater than 53.0% and Class B Percentage shall never be less than 47.0%.

          (c) Cumulative Voting. There shall be no cumulation of votes for the election of directors.

          (d) Class Vote by Class B Common Stock. Notwithstanding any other provision of this Article V, the Corporation shall not take any of the following actions without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, given separately as a class, which vote shall be in addition to any right to vote required by the laws of the State of Florida: (i) issue any additional shares of Class B Common Stock, except (1) pursuant to a stock dividend issued exclusively to the holders of Class B Common Stock (2) pursuant to the terms of any securities outstanding on the date hereof that are by there terms convertible into or exchangeable or exercisable for shares of Class B Common Stock or (3) pursuant to the terms of any class or series of securities established and issued after the date hereof pursuant the "Preferred Stock" provisions of
               Article IV hereof, or (4) pursuant to any stock options exercisable for shares of Class B Common Stock issued under the terms of any stock option plan of the Corporation existing on the date hereof or established after the date hereof and approved by the holders of a majority of the then issued and outstanding shares of Class B Common Stock; (ii) effect any reduction in the number of outstanding shares of Class B Common Stock (other than by holders of Class B Common Stock converting Class B Common Stock into Class A Common Stock or through voluntary disposition thereof to the Corporation); or (iii) effect any change or alteration in any provision of this Section 3 of this Article V.

          (e) Adjustments. In the event of a reorganization, recapitalization, merger or stock split affecting the Class B Common Stock, then the threshold number of shares of Class B Common Stock referenced in the definition of an Initial Trigger Event or in the adjustment of the Class A Percentage or the Class B Percentage specified in subsection (b)(ii) of this Section 3 and the number or kind of shares into which the Class B Common Stock are convertible pursuant to this Article V shall be appropriately and proportionately adjusted; and in each such case such provisions shall be applied so as to give effect to such adjustments. If any such transaction shall be effected by amendment of the Articles of Incorporation, then such amendment shall itself adjust such threshold share number or conversion rate in accordance with the foregoing.

2. The undersigned hereby certifies that the foregoing Amendment was duly adopted and approved by all of the directors of the Corporation on April 1, 2002, and by the shareholders of the Corporation on May 22, 2002. The number of votes cast for the Amendment by the shareholders of the Corporation was sufficient for approval. The Amendment was approved by the holders of the Corporation's Class A Common Stock and its Class B Common Stock, voting as separate voting groups, and, in each case, the number of votes cast for the Amendment by the shareholders in such voting group was sufficient for approval by that voting group.

Dated: May 22, 2002                     BFC FINANCIAL CORPORATION


                                        By: /s/ Glen R. Gilbert
                                            ------------------------------------
                                            Glen R. Gilbert
                                            Executive Vice President, Chief
                                            Financial Officer and Secretary